05~&'/200215:49 F.4X 8163404964

AMERICAN CENTURY

AMENDMENT TO SHAREHOLDER SERVICES AGREEMENT

This amendment (the "Amendment") is made and entered into as of May 1,2001, by and among
American Century Investment Management, Inc. (''ACJM"' and Principal Life Insurance
Company (the "Company") (collectively, the "parties") in order to modify that certain

Shareholder Services Agreement (the "Agreement7')entered into by the parties as of April 1, 1999. Capitalized terms used but not defined herein have the meanings given to them in the Agreement.

The parties agree to amend the Agreement as follows:

1.	The term "Funds" shall also include VP Ultra.
2.	Section 7(a)(ii) is deleted in its entirety and the following inserted in lieu thereof:

"(ii) it has established the separate accounts listed on Schedule A attached hereto and incorporated herein by reference (the "Accounts" or "Account"), which are duly authorized and established separate accounts under Iowa Insurance law, and has registered the Accounts as unit investment trusts under the Investment Company Act of 1940 (the "1940 Act") to serve as investment vehicles for the Contracts;"

3. Section 17 (Notices) is changed with ~espectto the Company as follows: Principal Life Insurance Company 711 High Street

Des Moines, IA 50392-0300 Attn: Sarah Pitts, Counsel Telephone: (515)248-3259 Facsimile: 515-248-301 1

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

American Century Investment Management. Inc

By:	wd
Name:		C .7'&
Title:	k,	P&.

Principal Life Insurance Company

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0541$/2002	15: 49 FAX	8163404964	AMERI CAN	CENTURY	003

SCHEDULEA

SEPARATE ACCOUNTS UTILIZING FUNDS

(1)	Principal Life Insurance Company Separate Account B
(2)	Principal Life Insurance Company Variable Life Separate Account